Sanders Morris Harris Group Announces Share Repurchase Program

HOUSTON, November 7, 2007 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG), a financial services holding company, today announced that its Board of Directors approved a program to repurchase up to 1 million shares of the Company’s shares of common stock.

Under the program shares will be repurchased in the open-market or privately negotiated transactions from time to time at prevailing market prices as permitted by securities laws and legal requirements, and subject to market conditions and other factors. The repurchase will be funded with the Company’s existing cash. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Any shares repurchased will be available for general corporate purposes. As of September 30, 2007, the Company had approximately 25.7 million shares outstanding.

“Our share price has declined significantly this year, together with those of most other financial companies,” said George L. Ball, Chairman of Sanders Morris Harris Group. “We are not in the business of short-term stock prognostication. However, we believe the intrinsic values and earnings power of Sanders Morris Harris Group justify significantly higher valuations. As a consequence, the Board of Directors has authorized the program.”

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages approximately $16 billion in client assets. The subsidiaries and affiliates of Sanders Morris Harris Group deliver superior wealth advisory, asset management, and capital markets services to individual and institutional investors and middle-market companies. Its operating entities are Dickenson Group, Edelman Financial Center, Salient Partners, Salient Trust Co. LTA, SMH Capital, SMH Capital Advisors, Select Sports Group, and The Rikoon Group. Sanders Morris Harris Group has over 610 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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